Exhibit 99.1

Contacts:	Media
Courtney Boone
(412) 433-6791
Investors/Analysts
Dan Lesnak
(412) 433-1184

FOR IMMEDIATE RELEASE

UNITED STATES STEEL CORPORATION ANNOUNCES COMPLETION OF

SENIOR NOTES AND SENIOR CONVERTIBLE NOTES OFFERINGS

PITTSBURGH, March 26, 2013— United States Steel Corporation (NYSE: X) today announced that it has completed its public offerings of $275 million aggregate principal amount of 6.875% senior notes due 2021 (the “Senior Notes”) and $316.25 million aggregate principal amount of 2.75% Senior Convertible Notes due 2019 (the “Convertible Notes”), including $41.25 million aggregate principal amount of Convertible Notes related to the underwriters’ over-allotment option, which was exercised in full. Net proceeds to the Company totaled approximately $576.6 million after deducting underwriting discounts, commissions and U. S. Steel’s estimated offering expenses.

J.P. Morgan Securities LLC, Barclays Capital Inc., Goldman, Sachs & Co., and Morgan Stanley & Co. LLC are the joint book-runners for these offerings.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cautionary Statement

This release contains forward-looking statements with respect to market conditions and proposed offerings. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the prospectuses for these offerings, the Form 10-K of U. S. Steel for the year ended December 31, 2012, and in subsequent filings for U. S. Steel.

-oOo-

For more information on United States Steel go to www.ussteel.com

010-2013